UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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GANNETT CO., INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following letter is being provided to shareholders of Gannett Co., Inc.

May 9, 2019

Dear Fellow Shareholders,

We have been meeting and speaking with many of you as we prepare for our upcoming Annual Meeting on May 16, 2019, where our shareholders will make an important decision regarding the composition of the Gannett board. We have appreciated having the opportunity to engage in substantive dialogue about our strategy, the quality of our director nominees, the deliberations and effort our board undertook to evaluate the unsolicited proposal from MNG Enterprises, Inc. (“MNG”) and the concerns we have regarding MNG’s nominees.

During our meetings, we have heard certain of our shareholders express the view that one of our director nominees, Larry Kramer, would not qualify as an “independent” director under their respective criteria because of his prior employment with the company’s former parent, which ended in connection with our separation in mid-2015. Although our board determined that Mr. Kramer is independent under New York Stock Exchange (“NYSE”) rules, which permit a director who was previously employed by a company or its parent to be considered independent if the director's employment terminated more than three years previously and the director otherwise satisfies the NYSE’s independence criteria, some of our shareholders prefer a longer period of separation before they consider a director to be independent under their guidelines.

Mr. Kramer is a significant contributor to our board and brings a wealth of digital transformation experience. Mr. Kramer spent the first twenty years of his career as a journalist and editor at the San Francisco Examiner and The Washington Post, earning a number of awards. He then founded, led and served on the board of several digital media companies, where he established himself as a leader in the digital media industry. For instance, Mr. Kramer founded and then served as CEO of MarketWatch, Inc., building the digital-only news publisher from the ground up and driving substantial growth until its ultimate sale to Dow Jones for $528 million. Following MarketWatch, Mr. Kramer served as the first president of CBS’s Digital Media division and on the board of directors of Discovery Communications, American Media Inc. and BlackArrow, as well as later serving as Publisher and President of USA TODAY prior to Gannett’s becoming a standalone company. In his position as chairman of the board of directors of The Street, Inc. since 2015, Mr. Kramer has overseen a strategy that has driven significant value creation. Mr. Kramer is a member of the board of directors of Harvard Business Publishing and of the board of trustees of Syracuse University, where he has written and taught on the subject of media management and transition. Mr. Kramer also brings investing and finance experience having served as a Senior Advisor at Venture Capital firm, Polaris Partners. In sum, Mr. Kramer brings a valued entrepreneurial approach to the business of news and information.

Notwithstanding all that Mr. Kramer brings to our board's deliberations, we respect the view expressed by shareholders who believe that his prior employment with our former parent company might make it inappropriate for him to serve on any of the board committees that comprise solely independent directors. Accordingly, the board has acted to remove Mr. Kramer from the Nominating and Public Responsibility Committee, effective immediately, and should he be reelected to the board at the Annual Meeting, he will not be reappointed to that committee or appointed to the Audit or Executive Compensation Committees for the upcoming year. Mr. Kramer will continue to serve on our Transformation Committee, as he has since he joined the board, where he has been a valued contributor to the strategic direction of the company, drawing on his considerable experience in journalism and digital media, and building new products and businesses.

We have no doubt that, if reelected to our board, Mr. Kramer will continue to serve our shareholders well, utilizing his significant, relevant experience to contribute to the strategic oversight of our company, and will act in the best interests of all Gannett shareholders.

We believe your vote will impact the value of your investment – please vote TODAY “FOR ALL” of Gannett’s eight highly qualified director nominees.

We thank you for your continued support.

Sincerely,

/s/

J. Jeffry Louis, Chairman of the Gannett board of directors

If you have any questions, or need assistance in voting
your shares, please call the firm assisting us
in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE at 1-877-456-3507

Additional materials regarding the board of directors’ recommendations for the annual meeting are available on the investor relations page of Gannett’s website at
https://investors.gannett.com.

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